EXHIBIT 99.1

May 20, 2005	IMMEDIATE RELEASE

CONNECTICUT WATER SERVICE, INC. SELLS WATER ASSETS IN
MASSACHUSETTS TO THE TOWN OF BARNSTABLE

Clinton, Connecticut, May 20, 2005 – Connecticut Water Service, Inc. (NASDAQ:CTWS) announced that it has completed the previously announced sale of the assets of its Massachusetts’ subsidiary, the Barnstable Water Company to the town of Barnstable, Massachusetts. The water utility provides water service to over 7,200 residential, commercial, and public authority billing customers in Barnstable and Hyannis.

The Barnstable Water Company received $10.0 million in gross proceeds from the sale of its water utility assets. As part of the transaction the Barnstable Water Company entered into a contract with the Town to provide full operating and management services for the Barnstable water utility operation. Under this full service contract, the customers will continue to receive the same full range of field and customer services presently provided by the Barnstable Water Company.

The Town is also scheduled to acquire 109 acres of non-watershed land from BARLACO, another Massachusetts subsidiary of Connecticut Water Service, Inc. for an additional $1.0 million in early 2006.

In commenting on the sale, Marshall T. Chiaraluce, the Company’s Chairman and CEO, said, “With the sale of the water company’s assets behind us, we can now concentrate on what we do best, which is to provide excellent water service. The change in the ownership of the assets should be transparent to the system’s water customers who will continue to receive the same high quality of service as they received from us before the sale.”

The Company expects to record an after-tax book gain of approximately $2.6 million from the sale of the Barnstable Water Company’s assets.

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News media contact:

David C. Benoit
CFO and Vice President Finance
Connecticut Water Service, Inc.
93 West Main Street, Clinton, CT 06413-1600
(860) 669 8630 Ext. 3030

Connecticut Water Service, Inc. is the largest, domestic-based, investor-owned water utility in New England. It provides water to over 80,000 customers in 41 towns in Connecticut, as well as providing water-related services under contract in municipalities and companies.

This press release may contain certain forward-looking statements regarding the Company’s results of operations and financial position. These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties, which could cause the Company’s actual results to differ materially from expected results.

Our water companies are subject to various federal and state regulatory agencies concerning water quality and environmental standards. Generally, the water industry is materially dependent on the adequacy of approved rates to allow for a fair rate of return on the investment in utility plant. The ability to maintain our operating costs at the lowest possible level while providing good quality water service is beneficial to customers and stockholders. Profitability is also dependent on the timeliness of rate relief, when necessary, and numerous factors over which we have little or no control, such as the quantity of rainfall and temperature, industrial demand, financing costs, energy rates, tax rates, increased compliance costs related to the Sarbanes-Oxley Act of 2002, and stock market trends which may affect the return earned on pension assets, and compliance with environmental and water quality regulations. The profitability of our other revenue sources is subject to the amount of land we have available for sale and/or donation, the demand for the land, the continuation of the current state tax benefits relating to the donation of land for open space purposes, regulatory approval of land dispositions, the demand for telecommunications antenna site leases and the successful extensions and expansion of our service contract work. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.